Exclusive Purchase Option Agreement Template

As of DATE

This exclusive purchase option agreement (the “Option Agreement”) is made between VV Markets, LLC (“Purchaser” or “us”) and [ASSET SELLER]. (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points

-You will supply the Asset(s) to the Purchaser, and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

-We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

-For a period of eight (8) weeks from the date of this Option Agreement (the “Period”), you grant us the exclusive right to purchase the Asset(s).

Your Rights and Obligations

-You have the ability to supply the Assets listed in the Asset Table.

-Upon sourcing, you will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this Option Agreement.

-You will provide us with reasonable access to the Asset(s) for the creation of marketing materials.  Marketing materials remain our property.

-You will not advertise the allocated cases or bottles of the Collection online, in print, on social media, or with a third-party dealer or listing service without our prior written agreement. If the Asset(s) is already listed or advertised for sale Advisor will remove such listing or advertisement in its entirety, including any residual mention of item being "for sale”.

-Upon the completion of the offering, you will continue to store, maintain, and insure the assets, in exchange for the payment of storage fees

The Results:

-Upon the successful completion of the relevant offering through the Vint platform, you will receive payment of the Consideration for the associated Asset, as outlined below, and we will assume title in, and take possession of, the Asset(s), unless otherwise mutually agreed by you and us.

Other:

-This Option Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

Asset Table

NAME OF COLLECTION
Producer	Wine	Vintage	Quantity

Description:	NAME OF COLLECTION
Total Acquisition Cost:	ACQUISITION COST
Consideration: Cash (%) Equity (%) Total	(100%) (0%) TOTAL COST
Other Terms:

/s/Nicholas King

VV Markets	Seller
Name: Nicholas King	Name: ASSET SELLER

Title: Chief Executive Officer	Title: ASSET SELLER